Exhibit 99.1

NEWS RELEASE

Timken to Acquire Groeneveld Group,

Enhancing its Lubrication Systems Platform

NORTH CANTON, Ohio: June 27, 2017 — The Timken Company (NYSE: TKR; www.timken.com), a global leader in engineered bearings and mechanical power transmission products, today announced that it has reached an agreement to acquire Groeneveld Group, a leading provider of automatic lubrication solutions used in on- and off-highway applications, for approximately $280 million. For the 12 months ending May 31, 2017, Groeneveld Group sales were approximately $105 million. The transaction is expected to be accretive to adjusted earnings per share in 2017. Additionally, Groeneveld Group has a strong margin profile, which is expected to be accretive to Timken’s EBITDA margin and to be further enhanced as a result of synergies.

“The acquisition of Groeneveld will further expand our presence in the automatic lubrication systems space, which we entered in 2013 with our acquisition of Interlube,” said Richard G. Kyle, Timken president and chief executive officer. “Groeneveld will bring a strong brand and management team, a global customer base and an industry-leading product portfolio that has an attractive market position in off-highway equipment and heavy trucks.”

Groeneveld Group is headquartered in Gorinchem, Netherlands, with manufacturing facilities in Italy. Automatic lubrication delivery systems, which enhance vehicle and machine uptime through automated maintenance and safety support, represent the predominance of the company’s offering. The company also has a small telematics business, Groeneveld ICT, which provides solutions for truck fleet operators. Groeneveld Group employs approximately 600 people.

“We’re excited to be gaining such a well-known and respected business with a differentiated value proposition, deep customer relationships and a talented workforce,” said Kyle. “We look forward to welcoming the Groeneveld team to Timken.”

As part of the transaction, Henk Groeneveld, sole shareholder and non-executive president, will be retiring from the company. “Henk led Groeneveld for four decades and made it the company it is today, and he has put in place a great leadership team,” said Kyle. “We wish Henk and his family well in retirement.”

The transaction is expected to close in early July and will be funded with a combination of cash and debt.

Over the last five years, Timken has diversified its portfolio beyond bearings, adding gearboxes, chain, belts, couplings, lubrication systems, industrial clutches and brakes, and a variety of industrial services to its portfolio. These product lines are marketed under industrial brands that include Timken®, Philadelphia Gear®, Drives®, Lovejoy® and Interlube™.

The Timken Company

The company has posted supplemental materials on its investor relations website at http://investors.timken.com.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets bearings, gear drives, belts, chain, couplings, and related products, and offers a spectrum of powertrain rebuild and repair services. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and mechanical power transmission across a variety of bearings and related systems to improve reliability and efficiency of machinery and equipment all around the world. The company’s growing product and services portfolio features many strong industrial brands including Timken®, Fafnir®, Philadelphia Gear®, Drives®, Lovejoy® and Interlube™. Known for its quality products and collaborative technical sales model, Timken posted $2.7 billion in sales in 2016. With more than 14,000 employees operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements regarding the company’s expectations regarding accretion are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the inability to complete the acquisition due to either the failure to satisfy any condition to the closing of the transaction, including the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the inability to successfully integrate the newly acquired business into the company’s operations or achieve the expected synergies associated with the acquisition, and adverse changes in the markets served by the newly acquired business. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Media Relations:

234.262.3514

mediarelations@timken.com

Investor Relations:

Jason Hershiser

234.262.7101

jason.hershiser@timken.com

The Timken Company